MATTER & ASSOCIATES
Corporate Finance - Acquisitions & Divestitures - Investment Advise
Suite 43, 4100 Salish Drive
Vancouver, BC V6N 3M2
Ph: 604-512-7003

March 20.9, 2008

Mr. Tony Ker
Chief Executive Officer
Gryphon Gold Corporation
1130 West Pender Street, Suite 800
Vancouver, B.C. V6E 4A4

Re: Financial and Advisory Services Agreement ("Agreement")

Dear Tony,

We understand Gryphon Gold Corporation ("Gryphon" or the "Company") wishes to engage Matter & Associates ("M&A") to provide financial and advisory services ("Services") to Gryphon.

This letter confirms our mutual agreement in accordance with the terms and conditions set forth below.

1. M&A shall act as a financial advisor to Gryphon and shall perform such Services as are required by Gryphon, including the following:
    a) Facilitate sale/merger Transaction/s for the Company,
    b) Assist in the Financing of the Company,
    c) Assist in the maintenance of relationships with key shareholders of and prospective investors in the Company, and,
    d) Assist in the execution of the Company's objectives, most specifically in the conversion of the Nevada Eagle Resources loan and the capping/buy-down of the Borealis Partners' Royalty.

2. The compensation payable to M&A by Gryphon during the term of this Agreement shall be as follows:

    a) Commencing April 1st, 2008 Gryphon agrees to pay M&A on a monthly basis the sum of Cdn $7,500.

    b) The monthly retainer shall remain unchanged during the term of this agreement.

    c) In addition, Gryphon will approve the granting of 250,000 Stock options, which will vest as follows:
        i. 100,000 on signing, and
        ii. 150,000 on completion of a Transaction

    d) If within the term of this Agreement Gryphon or its subsidiaries enter into and close Transaction/Transactions, other then with Animas Resource Corp. ("ANI"), M&A shall receive a Success Fee equal to:

i. 0.75% of the First $35 million of Transaction Value at closing,
ii. 1.50% of any additional Transaction Value at closing.

In the instance of a Transaction being entered into with ANI on or within 30 days of the execution of this agreement, M&A shall receive a Success Fee equal to:

iii. 0.15% of the First $35 million of Transaction Value at closing,
iv. 0.30% of any additional Transaction Value at closing.

In the instance of a Transaction being entered into with ANI after 30 days of the execution of this agreement, M&A shall receive a Success Fee equal to:

v. 0.50% of the First $35 million of Transaction Value at closing,
vi. 1.00% of any additional Transaction Value at closing.

Subject to regulatory approval 40% of the Success Fees will be paid in common shares of Gryphon in accordance with paragraph 2(g) of this agreement.

For purposes of this Agreement a "Transaction" includes a merger, acquisition, sale, joint venture, asset sale, asset purchase or vend-in involving Gryphon or its subsidiaries. Transaction does not include asset or property acquisitions or asset sales made in the ordinarily course of the company's business.

For purposes of this Agreement, "Transaction Value" shall include any consideration paid for the shares or assets of another company, including but not limited to cash, securities, options or rights, property, joint venture interests and the net present value of future receipts or benefits received, or obligations assumed or forgiven. If consideration is in shares, Transaction Value shall be based on the closing price on the Toronto Stock Exchange of Gryphon or the relevant companies' common shares on the day before the closing date. Any non-cash consideration will be assessed at its estimated fair market value at the time of closing.

e) M&A will also be entitled to a Financing bonus of .75% of any Financing initiated during the term of this Agreement.

For the purposes of this Agreement a "Financing" includes:

i. any share or debt issuance, or,
ii. any contract that provides Gryphon with cash or consideration during the term of this agreement, however,
iii. a Financing does not include any share or debt issuance or other consideration or other amendment of terms in respect of the conversion of the $5mm interest bearing loan from Jerry and Fabiola Baughman or the capping, buy-down or other amendment of terms of the Borealis Partners' Royalty.

f) Commencing the date of this Agreement, Gryphon shall reimburse M&A for all reasonable, documented out-of-pocket expenses incurred by M&A in performing the services hereunder including travel, printing, courier, facsimile, research, telephone and reasonable costs of counsel to M&A.

g) All share issuances are subject to regulatory approval, including acceptance for filing on behalf of the Company by the Toronto Stock Exchange (the

"Exchange"), and will be subject to such hold periods as are required by the Exchange and other securities regulatory authorities.

The number of common shares to be issued by Gryphon under 2d) of this Agreement shall be calculated by dividing the dollar amount to be paid in common shares of Gryphon by the price per common share calculated at the lowest price permitted by the Exchange without requiring shareholder approval (based on the market price of the common shares of Gryphon immediately following the announcement of the Transaction, calculated in accordance with the rules of the Exchange).

Shares issueable under 2d) shall be issued within five business days of the due date of the shares. Gryphon shall use its best efforts to obtain regulatory approval. However, if after 60 days from the due date Gryphon has not received regulatory approval, M&A shall have the option to elect to receive the equivalent amount in cash in lieu of shares.

3. Gryphon shall, at its cost, complete the preparation of all documents required by all securities legislation and other applicable legislation in connection with a transaction.

4. During the term of this agreement Gryphon shall provide M&A, on a timely basis, with all the documentation and other data which M&A may reasonably request to enable M&A to perform its Services, including reasonable access to the officers, independent auditors, and other advisors and consultants of Gryphon. Gryphon will also insure that M&A receives, on a timely basis, any changes concerning the outlook of prospects for Gryphon.

5. M&A will be entitled to rely upon and be under no obligation to verify independently the accuracy of the data and information furnished to it pursuant to the preceding paragraph. M&A shall be under no obligation to investigate whether any changes have occurred in the facts set out or referred to in any such data or information subsequent to the date thereof.

6. The term of this agreement shall be for a period beginning on the date hereof and ending twelve months less a day thereafter unless extended by mutual agreement in writing or terminated earlier in accordance with this Agreement. Gryphon shall have the right to terminate this Agreement and the engagement with M&A six months prior to the end of the term of this Agreement upon 30 days notice in writing to M&A. M&A shall have the right to terminate this Agreement and the engagement with Gryphon prior to the end of the term of this Agreement upon 30 days notice in writing to Gryphon.

   In the event of the expiration or termination of this Agreement and M&A's engagement hereunder, M&A will continue to be entitled to the Success Fee if, within six months of the date of the termination, Gryphon announces (and subsequently closes at any time) a Transaction with any entity that was in negotiations with or introduced to Gryphon during the term of this Agreement.

   In the event of the expiration or termination of this Agreement and M&A's engagement hereunder, M&A will continue to be entitled to 50% of the applicable Success Fee if, after six months of the date of the termination but within twelve months thereof, Gryphon announces (and subsequently closes at any time) a Transaction with any entity that was in negotiations with or introduced to Gryphon during the term of this Agreement.

The provisions of paragraphs 7, 8, 9 and 10 shall also survive any expiration or termination of this Agreement.

7. M&A undertakes to keep confidential all information; materials, data, documents and reports ("Information") received from Gryphon and will not disclose such information without the prior written approval of Gryphon, except as may be required by law or in connection with legal or regulatory proceedings. M&A undertakes not to use any information received from Gryphon for any other purpose except as contemplated in this Agreement. Gryphon will keep confidential all advice and opinions provided by M&A, except as provided herein or as required to be disclosed by applicable law or policies of securities regulatory authorities.

8. M&A shall be indemnified by Gryphon to the extent and in the manner set out in Schedule A attached hereto, which is incorporated herein by reference.

9. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given to:

   a) Mr. Tony Ker, CEO, Gryphon Gold Corporation, 1130 West Pender Street, Suite 800, Vancouver, BC V6E 4A4; Email: tker@gryphongold.com
   b) Mr. Albert J. Matter, Managing Partner, Matter & Associates. Suite 43, 4100 Salish Drive, Vancouver, BC, V6N 3M2: Email: albertmatter@telus.net

10. This Agreement shall be governed by and interpreted in accordance with the laws of British Columbia, and the courts of British Columbia shall have the exclusive jurisdiction over this Agreement and any claim or dispute arising under it.

11. Each party's interests and rights under this Agreement may only be assigned or transferred upon the written consent of the other party and only if there is no change in beneficial ownership, such consent not to be unreasonably withheld. This Agreement is binding upon and inures to the benefit of the parties and their proper heirs, personal representatives, and successors and assignees.

Sincerely,

Albert J. Matter
Per: Matter & Associates

Would you kindly indicate your acknowledgment of this agreement and your approval of the above terms and conditions by signing and returning the enclosed duplicate of this letter.

The appointment of Albert J. Matter, on the terms and conditions set out in this letter is confirmed and agreed to as of March 20, 2008.

Gryphon Gold Corporation

By: ____________________

SCHEDULE A

Gryphon Gold Corporation ("Indemnitor") hereby agrees to indemnify and hold Matter & Associates and/or any of its subsidiary companies (hereinafter referred to as "M&A") and each and every of the directors, officers, employees and shareholders of M&A (hereinafter referred to as the "Personnel") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims and the reasonable fees and expenses of counsel and other related expenses that may be incurred in investigating or advising with respect to and/or defending any action, suit, proceeding or claim that may be made against M&A and/or the Personnel, whether or not resulting in liability) to which M&A and/or the Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses' losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by M&A and the Personnel in connection with the matters referred to in the attached letter agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

i. M&A or the Personnel have been grossly negligent or dishonest or have committed any fraudulent or illegal act in the course of such performance; and

ii. the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty, illegality or fraud referred to in (i),

If the foregoing indemnification is found other than by reason of the occurrence of an event, other than those referred to in (i) and (ii) above, to be unenforceable by a court of competent jurisdiction in a final judgment that has become non-appealable, then the Indemnitor shall contribute to the amount paid or payable by M&A and the Personnel as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and M&A on the other hand but also the relative fault of the Indemnitor and M&A, as well as any relevant equitable considerations provided that the Indemnitor shall in any event contribute to the amount paid or payable by M&A and the Personnel as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by M&A under the attached letter agreement. The rights of contribution herein provided shall be in addition to and not in derogation of any other right to contribution which M&A or the Personnel may have by statute or otherwise by law.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or M&A by any governmental commission or regulatory authority or any other party or in case any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or M&A, and Personnel or M&A shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by M&A, M&A shall have the right to employ its own counsel

in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse M&A for time spent by the Personnel in connection therewith) and out-of-pocket expenses incurred by M&A and the Personnel in connection therewith shall be paid by the Indemnitor as they occur.

M&A's expenses for purposes of this indemnity shall include any amounts paid by M&A to any of its directors, officers, employees or agents pursuant to an agreement or agreements, which may be entered into before or after the date hereof, to indemnify such persons, provided such persons are not directly indemnified pursuant to the terms hereof and that the rights such persons shall have against M&A are no more favourable to such persons than those M&A has against the Indemnitor pursuant to the terms hereof.

Promptly after receipt of notice of the commencement of any legal proceeding against M&A or any of the Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, M&A will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed. No settlement of any claim shall be made without the consent of the Indemnitor, M&A and any of the Personnel who are affected. If the Indemnitor gives written notice of a settlement of a specific claim, which settlement it is prepared to accept, and M&A or any of the Personnel who are affected (the "Indemnitee") is unwilling to accept such settlement, the amount which the Indemnitor is required to pay to the Indemnitee in respect of that specific claim shall be limited to an amount equal to the amount of such proposed settlement plus the amount of all expenses for which the Indemnitee would be entitled to be reimbursed or indemnified as of the effective date of such settlement.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel and shall be binding upon and enure to the benefit of any successors, assigns. Heirs and personal representatives of the Indemnitor, M&A and any of the Personnel of M&A. M&A hereby declares that it holds the benefits and rights conferred hereunder in trust for the Personnel and the Indemnitor acknowledges and agrees that the Personnel is so entitled to such rights and benefits and that such rights and benefits may be enforced by M&A on behalf of the Personnel.

The foregoing provisions shall survive the completion of services rendered under or any termination or purported termination of the attached letter agreement all as in accordance with such letter agreement.

______________________ for MATTER & ASSOCIATES

Agreed to and accepted as of March 20, 2008.

______________________ for Gryphon Gold Corporation